                               EXHIBIT 99.1

PRESS RELEASE
---------------------------------------------------------------------------



                              FOR IMMEDIATE RELEASE
                              CONTACT:  Vhonda Miller
                                        Dakota Telecommunications, Inc.
                                        P.O. Box 66, East Highway 46
                                        Irene, SD 57037
                                        Phone: (605) 263-3301
                                        Fax: (605) 263-3995


DTG ANNOUNCES STOCK DIVIDEND

Irene, South Dakota-The Board of Directors of Dakota Telecommunications Group (DTG), Inc. announced today a share-for-share stock dividend on the company's common stock, distributable on January 15, 1998 or as soon as practicable thereafter to shareholders of record at the close of business on January 1, 1998.

The stock dividend effectively splits the company's outstanding common stock on a two-for-one basis and results in the doubling of the total number of outstanding shares. For example, a DTG shareholder currently owns 100 shares. On January 1, 1998, they will automatically receive an additional 100 shares. The stock dividend will also automatically double the number of outstanding warrants and stock options on January 1, 1998 and reduce the related exercise prices by half.

"By increasing the number of outstanding shares we hope to increase the liquidity of our stock and make DTG shares more accessible to a wider range of investors," said Craig A. Anderson, DTG's Executive Vice President and Chief Financial Officer. "The increase in outstanding shares will also help us establish a more active trading market and assist us in negotiating future acquisitions and mergers."

With over 150 employees and more than 25,000 customers, DTG has offices in Irene, Viborg, Sioux Falls and Rapid City, SD, and Cedar Rapids, IA. The company provides local phone service to 13 exchanges in southeastern South Dakota, cable TV service to 26 communities in three states, and long distance services in a six-state area. DTG's operator services company provides contracted service to 25 local exchange companies, a regional payphone provider, the State of South Dakota, and numerous hotels, motels and other businesses. The company also operates the largest Internet service provider in South Dakota. In July of this year, DTG converted from a stock cooperative into a public corporation and now has over 8,500 shareholders.

DTG began operations as a local telephone company in 1902. Since that time, it has combined with several companies to expand its market areas and add new services. Most recently, in late 1996, the company merged with TCIC Communications, Inc., a long distance and operator services company, and Iway Partners, Inc., South Dakota's leading Internet company. Earlier this month, the company completed its merger with DataNet, the largest local and wide area network integrator in South Dakota, and announced an additional merger with Vantek/VPS, one of South Dakota's leading mobile radio and paging operations. The company currently has several other mergers under consideration.

DTG was South Dakota's first telephone company to expand into cable TV in 1982 and it started the first competitive local service in South Dakota in 1996. In 1997, it completed a new switching center in Viborg, South Dakota, and the expansion throughout southeastern South Dakota of an advanced network of high-speed, fiber optic SONET rings.

The company is currently in the process of completing advanced network projects in Tea, Harrisburg, Centerville, and Viborg, South Dakota, and began offering competitive local, long distance, cable television, and high-speed date services to these communities earlier this month.